Exhibit I

AGREEMENT AMONG JOINTLY INSURED PARTIES
Joint Fidelity Bond

This Agreement Among Jointly Insured Parties (the “Agreement”) is made as of August 19, 2009 by and among SEI Asset Allocation Trust, SEI Daily Income Trust, SEI Institutional International Trust, SEI Institutional Investments Trust, SEI Institutional Managed Trust, SEI Liquid Asset Trust, SEI Tax Exempt Trust, SEI Alpha Strategy Portfolios, L.P., SEI Opportunity Fund, L.P., SEI Structured Credit Fund, L.P., The Advisors’ Inner Circle Fund, The Advisors’ Inner Circle Fund II (f/k/a The Arbor Fund), Bishop Street Funds, CNI Charter Funds, Causeway Capital Management Trust, Oak Associates Funds, The Arbitrage Fund (each a “Fund”, and collectively, the “Funds”), SEI Investments Management Corp., SEI Investments Distribution Co., SEI Global Services, Inc. and SEI Investments Global Funds Services (each as an “SEI Service Entity” and collectively, the “SEI Service Entities”) (the Funds and the SEI Service Entities are collectively referred to as the “Insureds”).

WHEREAS, the Insureds desire to be named as joint insureds under a Joint Insured Fidelity Bond with a term from August 19, 2009 to August 19, 2010 (the “Bond”); and

WHEREAS, the Insureds desire to establish (i) criteria by which recoveries under the Bond shall be allocated among the Insureds in compliance with Rule 17g-1 under the Investment Company Act of 1940, as amended (the “Act”), and (ii) the basis on which additional investment companies may be added as named Insureds under the Bond and as parties to this Agreement;

NOW, THEREFORE, it is hereby agreed as follows:

1. In the event recovery is received under the Bond as the result of a loss sustained by a Fund and one or more other Insureds, such Fund shall receive an equitable and proportionate share of the recovery, but at least equal to the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required under Rule 17g-1(d)(1) under the Act.

2. In the event that an insurer asserts that the liability to an SEI Service Entity in the event of a loss under the Bond has the effect of reducing the maximum limit of its liability under the Bond, each SEI Service Entity agrees to reduce its claim against such insurer under the Bond to the extent required so that any Fund claimant shall receive an amount at least equal to the full amount of its claim or the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required under Rule 17g-1(d)(1) under the Act.

3. The Insureds may amend this Agreement to add another investment company as a party to the Agreement provided that (a) such investment company satisfies the requirements of Rule 17g-1(b) and (j) under the Act for inclusion in the Bond; (b) the premium paid by each Fund following the addition of another investment company as a party to the Agreement would be no more than the premium such Fund would have had to pay if it had provided and maintained a single insured bond; (c) such investment company has retained an SEI Service Entity to provide services to the investment company; and (d) such investment company executes a written Addendum to this Agreement in the form set forth in Exhibit A of this Agreement and delivers a copy of such executed Addendum to each Insured.

4. The obligations of the Funds under this Agreement are not binding upon any of the Trustees or holders of units of beneficial interest of any such Fund individually, but bind only the respective assets of each Fund.

This Agreement Among Jointly Insured Parties may be executed in two or more counterparts, all of which taken together shall be deemed one and the same instrument.

IN WITNESS WHEREOF the parties have caused these presents to be executed by their officers hereunto duly authorized all as of the day and year first above written.

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SEI ASSET ALLOCATION TRUST	By /s/ Aaron C. Buser
SEI DAILY INCOME TRUST	By /s/ Aaron C. Buser
SEI INSTITUTIONAL INTERNATIONAL TRUST	By /s/ Aaron C. Buser
SEI INSTITUTIONAL INVESTMENTS TRUST	By /s/ Aaron C. Buser
SEI INSTITUTIONAL MANAGED TRUST	By /s/ Aaron C. Buser
SEI LIQUID ASSET TRUST	By /s/ Aaron C. Buser
SEI TAX EXEMPT TRUST	By /s/ Aaron C. Buser
SEI ALPHA STRATEGY PORTFOLIOS, LP	By /s/ Aaron C. Buser
SEI OPPORTUNITY FUND, L.P.	By /s/ Michael T. Pang
SEI STRUCTURED CREDIT FUND, L.P.	By /s/ Michael T. Pang
THE ADVISORS’ INNER CIRCLE FUND	By /s/ Joseph M. Gallo
THE ADVISORS’ INNER CIRCLE FUND II
(f/k/a THE ARBOR FUND)	By /s/ Joseph M. Gallo
BISHOP STREET FUNDS	By /s/ Joseph M. Gallo
CNI CHARTER FUNDS	By /s/ Joseph M. Gallo
CAUSEWAY CAPITAL MANAGEMENT TRUST	By /s/ Carolyn Mead
OAK ASSOCIATES FUNDS	By /s/ Joseph M. Gallo
THE ARBITRAGE FUND	By /s/ Joseph M. Gallo
SEI INVESTMENTS MANAGEMENT CORP.	By /s/ Aaron C. Buser
SEI INVESTMENTS DISTRIBUTION CO.	By /s/ John Munch
SEI GLOBAL SERVICES, INC.	By /s/ Michael T. Pang
SEI INVESTMENTS GLOBAL FUNDS SERVICES	By /s/ James Ndiaye

EXHIBIT A
FORM OF ADDENDUM

Addendum No. __ to Agreement Among Jointly Insured Parties

This Addendum No. __ dated __________, 200_ to the Agreement Among Jointly Insured Parties (the “Agreement”) dated _________, 2009 by and among SEI Asset Allocation Trust, SEI Daily Income Trust, SEI Institutional International Trust, SEI Institutional Investments Trust, SEI Institutional Managed Trust, SEI Liquid Asset Trust, SEI Tax Exempt Trust, SEI Alpha Strategy Portfolios, L.P., SEI Opportunity Fund, L.P., SEI Structured Credit Fund, L.P., The Advisors’ Inner Circle Fund, The Advisors’ Inner Circle Fund II (f/k/a The Arbor Fund), Bishop Street Funds, CNI Charter Funds, Causeway Capital Management Trust, Oak Associates Funds, The Arbitrage Fund, (each a “Fund”, and collectively, the “Funds”), SEI Investments Management Corp., SEI Investments Distribution Co., SEI Global Services, Inc. and SEI Investments Global Funds Services (each as an “SEI Service Entity” and collectively, the “SEI Service Entities”) (the Funds and the SEI Service Entities are collectively referred to as the “Insureds”).

WHEREAS, [Name of New Investment Company] (“New Insured”) wishes to join as an additional Insured under the Agreement;

WHEREAS, the Agreement permits the addition of New Insured during the current term provided certain conditions are satisfied, including the execution of an Addendum in the form attached thereto; and

WHEREAS, the premium paid by each Fund following the addition of New Insured will be no more than the premium such Fund would have had to pay if it had provided and maintained a single insured bond;

NOW, THEREFORE, it is hereby agreed as follows:

1.	Unless otherwise specified, capitalized terms used in this Addendum are defined as set forth in the Agreement.

2.
New Insured represents that (a) it satisfies the requirements of Rule 17g-1(b) and (j) under the Act for inclusion in the Bond; and (b) such investment company has retained an SEI Service Entity to provide services to it.

3.	New Insured agrees to be bound by all the terms of the Agreement.

4.	New Insured shall deliver a copy of this executed Addendum to each Insured.

IN WITNESS WHEREOF, New Insured has caused this Addendum to be executed by its officer hereunto duly authorized as of the day and year first above written.

[NAME OF NEW INSURED]

By:  _______________________________